Delaware Tax-Free New York Fund
Macquarie Large Cap Value Portfolio

IMPORTANT NOTICE:

 Shareholder Meeting Adjourned until May 2, 2018
Please exercise your right to vote as soon as possible!

Dear Shareholder:

We recently sent you proxy materials concerning important proposals affecting your fund(s), which were considered at a Special Meeting of Shareholders of the fund(s) on March 7, 2018.  The meeting has been adjourned to allow shareholders more time to submit their voting instructions, and will reconvene on May 2, 2018 at 3:00 ET at the offices of Macquarie Investment Management, 2005 Market Street, 39th Floor, Philadelphia, PA 19103.

We are sending you this reminder because you held shares in the fund(s) on the record date and we have not yet received your vote.

YOUR FUND'S BOARD RECOMMENDS YOU VOTE "FOR" THE PROPOSALS

YOUR VOTE IS VERY IMPORTANT
VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY COMMUNICATIONS WITH SHAREHOLDERS AND ELIMINATES PHONE CALLS

Please vote using one of the following options:

1.	VOTE ONLINE
Log on to the website listed on your proxy card.  Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	VOTE BY TOUCH-TONE TELEPHONE
Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

3.	VOTE BY MAIL
Complete, sign and date the enclosed proxy card(s) then return them in the enclosed postage-paid envelope.

The proxy materials we sent you contain important information regarding the proposals that you and other shareholders are being asked to consider. Please read the materials carefully. A copy can be viewed or downloaded from www.delawarefunds.com/proxy and www.macquarieim.com/proxy.  If you have any questions regarding the proposals, or need assistance with voting, you may call Computershare Fund Services, the fund's proxy solicitor, toll-free at 1-866-612-5812.

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.